Exhibit 21.1

List of Subsidiaries

Name of Subsidiary	Jurisdiction of Organization

Arabella Exploration, LLC	Texas, USA
Arabella Operating, LLC	Texas, USA
Arabella Midstream, LLC	Texas, USA